SHARP EXECUTIVE ASSOCIATES, INC.

International Financial Management Consultancy

September 10, 2018

Steven A. Osterberg, President and CEO

Timberline Resources

101 E. Lakeside Ave.

Coeur d’Alene, ID 83814

Dear Steve:

This letter formalizes an understanding of services acceptable to Timberline Resources (“Timberline”) and fees associated with the work to be performed by Sharp Executive Associates, Inc. (“Sharp”) personnel. This letter also enumerates the responsibilities of the parties.

The scope of services to be provided by Sharp will consist of support, analytical and professional services to the Executive Management of Timberline, which may include:

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Serving as Chief Financial Officer and Secretary of Timberline,

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Performing typical CFO services required of a publicly-traded company, including preparation and filing of Forms 10-k, 10-Q, 8-K, registration documents and similar filings with the Canadian exchange,

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Supervising staff of Timberline, as available, in financial accounting matters,

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Assisting management and the Board of Directors as Corporate Secretary of Timberline,

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Working with management to identify and secure investors, and assisting with investor relations,

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Advising on Federal and State tax matters as they relate to Timberline’s business strategies,

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Advising on, and operation of, effective internal control over financial reporting and safeguarding assets, and/or

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Advising, identifying and ensuring that Timberline complies with the requirements of state, province and federal laws and regulations applicable to its activities.

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Other professional services as requested by you and/or Timberline’s Board of Directors.

To accomplish these tasks or any others, Sharp will have made available to it all industry and financial records and related information in the course of the work.

Due to the nature of the work to be completed, it is not possible for us to estimate a fixed fee or a range of fees that may be incurred during the work. Our fees for services are based upon time expended, and will be billed at our normal billing rates. Any direct costs incurred by Sharp will be billed separately at a per hour rate equivalent to 50% of that staff person’s normal billing rate, plus any out-of-pocket travel and other expenses. The billing rates and portion payable in cash is as follows:

Normal Billing Rate
Clerical	$35 per hour
Senior Accountant	$80 per hour
Supervisor/Manager	$120 per hour
Owner/Member	$150 per hour

714 Whisperwood Ct • Nampa, Idaho 83686• Phone: 208-697-1641

Email: tedsharp@sharpexec.com  Website: www.sharpexec.com

Sharp anticipates the work being performed personally by Ted R. Sharp, CPA, Owner/Member, for which a resume has been provided prior to this engagement letter. If and when an opportunity presents itself to assign less-complicated or clerical tasks, and thereby save Timberline fees, Sharp will make every effort to assign tasks or portions of the project to appropriately qualified persons at lower billing rates.

Both parties agree that Ted R. Sharp will be designated as the Chief Financial Officer of Timberline and will sign all SEC documents, filings and communications as such. In relation to appointment as CFO, Mr. Sharp will be issued stock or options for stock commensurate with the appointment of other executive officers of Timberline. Mr. Sharp and his firm will be included in the Director & Officer coverage under Timberline’s insurance plans.

The terms of this engagement letter cover the work time provided to Timberline beginning at August 20, 2018. Time incurred by Sharp in direct relation to Timberline or as part of general discussions in meetings prior to this engagement letter has been provided on a ‘pro bono’ basis and will not be billed to Timberline.

Sharp’s invoices will be submitted monthly and are due and payable in U.S. dollars upon receipt of the invoice. Payments under this agreement will occur monthly in the normal course of business arising from the submission of invoices from Sharp. Sharp may suspend performance of services under this engagement if Timberline fails to make payment when due. Sharp shall have no liability to Timberline for suspension of services for failure to receive payment for services and out-of-pocket expenses as provided herein.

If circumstances are encountered that affect our ability to proceed according to the plan outlined, such as major scope changes or the loss of key Timberline personnel, we will inform you promptly and seek your approval for any changes in scope, timing, or fees that may result from such circumstances.

Sharp agrees to keep confidential the financial, statistical, and personnel data of Timberline and any other information that is clearly designated in writing as confidential by Timberline. Sharp will instruct its personnel to keep such information confidential by using the same discretion that they would use with similar data that Sharp designates as confidential. If requested by Timberline, Sharp will return all confidential data of Timberline upon termination of this engagement.

In no event shall Sharp be liable to Timberline, or to any third party, whether a claim be in tort, contract, or otherwise: (a) for any amount in excess of the total professional fees paid to Sharp under this engagement letter, (b) for any work performed by or work product produced by Timberline personnel in connection with this engagement, or (c) for any consequential, indirect, exemplary, punitive, lost profit, or similar damages, even if Sharp has been apprised of the possibility thereof. In addition, Sharp will have no liability to Timberline, or to any third party by reason of any action taken or omitted by us in good faith relating to this engagement.

This engagement letter does not represent an employment agreement; Sharp is an independent contractor in all respects and retains the responsibility to maintain workman’s compensation and unemployment insurances and pay all obligations and taxes on its own personnel. During the period of services, Timberline agrees that Sharp will serve as a member of Management and therefore will provide Directors and Officers insurance to protect Sharp against claims arising from its services. Sharp is responsible for its own liability and professional services insurance as is normal for an accounting or consulting firm.

714 Whisperwood Ct • Nampa, Idaho 83686• Phone: 208-697-1641

Email: tedsharp@sharpexec.com  Website: www.sharpexec.com

All services by Sharp personnel will be rendered by and under the supervision of qualified staff in accordance with the terms and conditions set forth in this letter. Sharp will rely on the timeliness, accuracy and completeness of information and cannot be held responsible in any way for information provided by Timberline.

In the event we are requested or authorized by Timberline or are required by government regulation, subpoena, or other legal process to produce our documents or our personnel as witnesses with respect to our engagements for Timberline, Timberline will, so long as we are not a party to the proceeding in which the information is sought, reimburse us for our professional time and expenses, as well as the fees and expenses of our counsel, incurred in responding to such requests.

This letter may be terminated at any time upon 30-days’ notice by either party. There is no penalty or fee for termination other than payment of time and expenses expended through the date of final termination. The termination may be immediate by either party as a result of illegal acts, breach of contract, or other reasonable cause by the other party.

It is agreed by Timberline and Sharp or any successors in interest that no claim arising out of services rendered pursuant to this agreement by or on behalf of Timberline shall be asserted more than two years after the date of the last engagement completed by Sharp.

This letter constitutes the complete and exclusive statement of agreement between Sharp and Timberline, superseding all proposals, oral or written, and all other communications, with respect to the terms of the engagement between the parties.

If this letter defines the arrangements as Timberline understands them, please sign and date the enclosed copy and return it to us. We appreciate your business.

Sincerely,

Sharp Executive Associates, Inc.

Ted R. Sharp, CPA

Owner/Member of the Firm

Confirmed on behalf of Timberline:

__________________________  ______________________ ___________________

Authorized Signature

Title

  Date

714 Whisperwood Ct • Nampa, Idaho 83686• Phone: 208-697-1641

Email: tedsharp@sharpexec.com  Website: www.sharpexec.com